Exhibit 99.1

   Standard Pacific Corp. Reports Record Second Quarter Earnings of $1.72 per Share, Up 37%, and Raises Full Year Guidance to $8.60 to $8.70 per Share on
            Strength of $2.4 Billion Backlog, Up 60% Year-Over- Year


           Financial and Operating Highlights - 2004 Second Quarter
                           vs. 2003 Second Quarter

     * Earnings per share up 37% to a record $1.72 (including debt redemption charge of $0.18 per share) vs. $1.26 last year

     *  Net income of $60.0 million, up 43%

     *  Homebuilding revenues up 49% to a record $769 million

     *  Record 2,054 new home deliveries, up 13% from last year

     *  Homebuilding gross margin up 280 basis points to 23.5%

     * Record Adjusted Homebuilding EBITDA* of $113.1 million, an increase of 41% over 2003, and an EBITDA margin of 14.7%

     *  LTM return on average equity of 24.2%

     *  Record 3,215 new home orders, up 24% year-over-year

     * Record quarter-end backlog of 6,752 homes, valued at $2.4 billion, up 60%

        EPS Guidance for 2004 Raised to $8.60 to $8.70, an Increase of
                           Up to 43% Year-Over-Year


    IRVINE, Calif., July 28 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) today reported the Company's 2004 second quarter operating results. Net income for the second quarter ended June 30, 2004 increased 43% to $60.0 million, or $1.72 per diluted share, compared to $42.0 million, or $1.26 per diluted share, for the year earlier period. The Company's operating results for the 2004 second quarter include an after-tax charge of $6.3 million, or $0.18 per diluted share, recorded in connection with the Company's decision to fully redeem $250 million of 8% and 8.5% senior notes.

    Stephen J. Scarborough, Chairman and Chief Executive Officer, stated, "We are pleased to report another quarter of record operating results underscoring our position as one of the leading homebuilders in some of the nation's largest and most dynamic markets. Our superior operating results reflect the success of our growth initiatives in our existing markets, particularly in California where our product and pricing power has generated significant top-line and bottom-line growth, as well as our success in integrating acquisitions with diversified operating models as we have steadily expanded into new geographic regions. Looking ahead, our long-term outlook for the future is bolstered by favorable demographic and economic forces, constraints on the supply of buildable land in certain of our markets resulting in low levels of housing inventory and additional growth opportunities through our participation in the ongoing consolidation of the homebuilding industry."

    Mr. Scarborough added, "We continued to benefit from our strong position in three of the country's largest, most dynamic markets -- California, Florida and Arizona -- which generated over 80% of our unit volume companywide.
During the quarter, our deliveries were up 29% in California and up 11% in Arizona. In Florida, where we delivered 463 homes for the quarter versus
533 homes last year, we are projecting to deliver over 2,800 homes for all of 2004 which would represent a 27% increase year-over-year. In fact, new home deliveries in Florida during the second half of 2004 are expected to be up over 40% year-over-year, and our Florida deliveries will represent approximately 29% of our deliveries companywide in only our second full year of operations in the state."

    "Notwithstanding our successful record of growth, we continue to be focused on generating strong financial returns and conservatively managing our balance sheet. For the twelve-month period ended June 30, 2004, we generated a return on average stockholders' equity of 24.2%. To fuel our growth plans, we increased our land inventory by over 12,000 lots, up 35% year-over-year, while keeping our leverage well within our target range. At June 30, 2004, we controlled approximately 48,500 lots, of which 54% were owned, representing a 3 to 4 year supply of land, most of which is located in increasingly supply constrained markets."

    "Based on our positive results experienced in the first half of the year and on our record backlog, we are raising our 2004 earnings guidance for the full year to between $8.60 and $8.70 per share, up from our previous guidance of $7.55 to $7.65 per share. Our new earnings target would result in up to a 43% increase over our full year 2003 per share earnings. The updated guidance for 2004 reflects the impact of the $6.3 million after-tax charge, or $0.18 per share, recorded in the second quarter in connection with the Company's decision to fully redeem its $100 million of 8% Senior Notes due 2008 and $150 million of 8 1/2% Senior Notes due 2009. These notes were repaid from the proceeds of two notes issued in March of this year which were $150 million each with interest rates of 5 1/8% and 6 1/4%."

    "For 2004 we are targeting 9,500 deliveries, excluding 250 homes in joint ventures, and homebuilding revenues of approximately $3.4 billion. At the end of the second quarter, over 100% of our projected deliveries for the full year have been delivered or are in our backlog. To support our 19% increase in projected deliveries this year, we are planning to open between 100 and 110 new communities companywide, up approximately 30% year-over-year, which would result in a year-end community count of 170 to 180 projects, up approximately 16%."

    "We are also providing initial earnings guidance for the third quarter of 2004 of $1.90 to $1.95 per share, which would represent a 13% increase year-over-year. We are targeting 2,450 deliveries, excluding 50 joint venture homes, and homebuilding revenues of $850 million in the quarter. For the fourth quarter of 2004, our earnings are expected to be $3.65 to $3.75 per share, an increase of up to 61%. The dramatic increase in the fourth quarter is due to the higher level of new community openings in the first half of this year versus last year coupled with the strong level of demand and pricing power in our major markets during the same period."

    Mr. Scarborough concluded, "We continue to allocate our available capital in a manner that we feel will enhance long-term value for our shareholders.
We remain committed to reinvesting cash in our existing operations while preserving sufficient liquidity for pursuing our growth initiatives. During the quarter, we also took advantage of the equity markets' reaction to higher interest rates by repurchasing nearly 500,000 shares of our stock for $22.8 million, of which approximately $7.9 million of these buybacks were made under our Board's new $75 million authorization. We will continue to evaluate share repurchases in a balanced manner consistent with our desire to continue to grow and diversify."

    "While we recognize that many investors have expressed legitimate concerns about the impact on housing of a rising interest rate environment, we want to re-emphasize the importance that other significant factors and trends have on the supply and demand for new housing, particularly over the long haul. Jobs, population, immigration, and the aging baby boomers play an important role in the housing demand equation and are generally positive in the major markets in which we build. The public homebuilders have demonstrated an ability to grow over the past decade through acquisition and share gains in a number of market conditions. Moreover, with the growing constraints on the availability of buildable land, the large public builders with their strong balance sheets and sophisticated management teams have an increasingly significant competitive advantage."


    Homebuilding Operations

    Homebuilding pretax income for the 2004 second quarter increased 47% to $97.2 million from $66.1 million in the year earlier period. The increase in pretax income was driven by a 49% increase in homebuilding revenues and a 280 basis point improvement in the Company's homebuilding gross margin percentage. These positive factors were partially offset by a $2.5 million decrease in joint venture income and a 60 basis point increase in our SG&A rate.

    Homebuilding revenues for the 2004 second quarter increased 49% to $769.3 million from $515.2 million last year. The increase in revenues was attributable to an 18% increase in new home deliveries (exclusive of joint ventures) combined with a 30% increase in our consolidated average home price to $382,000.

    During the 2004 second quarter, the Company delivered 789 new homes in California (exclusive of joint ventures), a 51% increase over the 2003 second quarter. Including joint ventures, California deliveries were up 29% to 839 homes, which reflected strong housing market conditions throughout Southern California and improving market conditions in Northern California. Deliveries were up 9% in Southern California to 539 new homes (including
9 joint venture deliveries), while deliveries were up 94% in Northern California to 300 new homes (including 41 joint venture deliveries). In Florida, where housing market conditions remain healthy, the Company delivered 463 new homes in the second quarter of 2004, including 67 homes from our recently acquired operations in Jacksonville. Although deliveries were down 13% year-over-year in Florida due primarily to the timing of new community openings and sales releases, deliveries for the full year are expected to be up over 25%. The Company delivered 351 homes during the second quarter in Phoenix, an 11% increase over the 2003 second quarter, reflective of strong housing demand in the nation's second largest metropolitan housing market, combined with the opening of 13 new communities over the past three quarters. In the Carolinas, deliveries were off 4% to 127 new homes. New home deliveries were up 50% in Texas and up 28% in Colorado. While economic and housing market conditions remain weak in Texas, the Company has successfully introduced a number of lower-priced new home projects resulting in an increase in absorption rates year-over-year. In Colorado, improving economic conditions, combined with a similar introduction of more affordable housing, have contributed to the increased level of new home deliveries.

    During the 2004 second quarter, the Company's average home price was up 30% year-over-year to $382,000. The higher selling price was driven primarily by a 24% increase in the Company's average price in California to $634,000 (exclusive of joint ventures) and from an increase in the percentage of deliveries from our California operations compared to the year earlier period. The higher price in California represents the impact of general price increases in the state and a change in mix during the 2004 second quarter compared to the prior year. Our average price in Florida was $233,000, up 26% from the year ago period, which also reflects general price increases, a shift in mix, and the addition of Jacksonville which had an average home price in excess of $250,000. Our average price in Arizona was up 4% to $192,000 and up 11% in the Carolinas to $148,000. Both changes are primarily the result of changes in our product mix. Our average price in Texas was down 13%, reflecting our increasing emphasis on more affordable homes. For 2004, we expect that our average home price will increase approximately 16% from the prior year to $355,000 as a result of higher average prices in California and Florida, partially offset by lower average prices in Texas and Colorado due to a shift to more affordable homes. We expect that our 2004 third quarter average home price will be approximately $345,000, while our fourth quarter average home price is expected to be approximately $360,000.

    The Company's homebuilding gross margin was up 280 basis points year-over-year to 23.5%. The increase in the year-over-year gross margin percentage was driven primarily by higher margins in California and Arizona. Our margins in Florida were generally in line with the year earlier period and reflect healthy housing market conditions in all eight of our regions in the state. Margins in Texas and Colorado, while improving, were still below our company-wide average. The higher overall gross margin percentage reflects our ability to raise home prices in most of our California markets during the past several quarters as a result of strong housing demand and improving margins in Arizona due to healthy demand for new homes combined with volume and cost efficiencies. To a lesser degree, our homebuilding gross margin percentage was favorably impacted by the reclassification of certain expenses from cost of sales to SG&A beginning this year. The gross margins in our backlog are comparable to those generated in the second quarter of 2004.

    Selling, general and administrative expenses (including corporate G&A) for the 2004 second quarter increased 60 basis points to 10.8% of homebuilding revenues compared to 10.2% last year. The increase in SG&A expenses as a percentage of homebuilding revenues was due to the reclassification of certain expenses from cost of sales to SG&A discussed above. Excluding the impact of the reclassification, our SG&A rate would have been lower. We expect that our full-year SG&A rate for 2004 will be in the 10% range.

    Consistent with our expectations, income from unconsolidated joint ventures was down $2.5 million for the 2004 second quarter to $11.4 million. The lower level of profits was driven by a decrease in the number of joint venture deliveries to 50 homes versus 125 homes last year, which was partially offset by an increase in income from land sales to other builders. For 2004, we expect to generate approximately $55 million in joint venture income from approximately 250 new home deliveries as well as profits from land sales to other builders. This compares to $60.7 million in 2003 from 620 venture deliveries and builder land sale profits. The decrease in projected profits from joint venture new home deliveries this year will be offset, in part, by an increase in venture land sale profits.

    New orders for the quarter increased 24% to a record 3,215 new homes (including 69 joint venture orders) on a 13% increase in average community count. The Company's cancellation rate for the quarter remained unchanged at 15% versus the year earlier period. Year-over-year sales were up in three of our four Southern California divisions. Sales were down in our Orange County division with fewer active selling communities and a difficult year-over-year comparison for two larger attractively priced attached products that sold out during the second quarter of 2004. In Northern California, new home orders were up 86% on a 32% increase in active selling communities, reflecting both stronger housing market conditions as well as the expansion of our geographic footprint including our entrance into Sacramento. The Northern California total for the 2004 second quarter includes 95 orders from 5 communities from our new Sacramento division. In Florida, orders were up 39% on a 53% higher community count. The lower sales rate per community during the quarter reflects a lack of inventory for sale due to stronger than anticipated absorption levels in previous periods. The total for the 2004 second quarter also includes 130 orders from 11 communities from Coppenbarger Homes in Jacksonville, which was acquired in October 2003. In Arizona, second quarter orders were up 19% year-over-year despite a 35% decline in the number of active selling communities. This resulted in an 83% increase on a same store basis, reflecting strong housing market conditions in Phoenix. Orders were up 1% in the Carolinas on a 10% higher community count, up 72% in Colorado on an 8% higher community count and up 38% in Texas on a 17% higher community count. In Texas, order levels still reflect the impact of generally weak economic conditions on the demand for new housing. The Company's improving order trends in Colorado reflect improving economic conditions, while order levels in the Carolinas, which are slightly lower then the year ago period on a same store basis, are running at about one home per week per community.

    Order activity in July has been mixed with the companywide total down approximately 25% for the first four reporting weeks. Order levels in Florida were up, while they were generally flat in the Carolinas and Texas. In Arizona, where sales are down year-over-year in July, we have intentionally slowed our release of new homes to better align sales with our production capabilities that have been constrained by the record setting permit level in the greater Phoenix metropolitan area. The year-over-year comparison in Phoenix is also impacted by a 39% reduction in new home communities. Sales activity has also slowed in some of our California divisions, we believe reflecting, in large part, a low inventory of homes available for sale. In addition, in our Orange County division in Southern California in particular, we are sensing that some of the slowdown is due to home price appreciation and negative press concerning interest rates. However, the underlying long-term economic and supply fundamentals remain strong in this market.

    The record level of new home orders for the 2004 second quarter resulted in a record second quarter backlog of 6,752 presold homes (including 150 joint venture homes) valued at an estimated $2.4 billion (including $95 million of joint venture backlog), an increase of 60% from the June 30, 2003 backlog value.

    The Company ended the quarter with 157 active selling communities, a 10% increase over the year earlier period. The higher community count resulted from the opening of 49 new communities during the first half of 2004 including 25 new communities during the second quarter. The Company is planning to open 50 to 60 new communities during the balance of the year and is targeting a year-end community count of approximately 170 to 180 active subdivisions, approximately 16% higher than at the end of 2003.


    Financial Services

    The Company generated a modest loss at its financial services subsidiary, which currently offers mortgage banking services to our homebuyers in California, Arizona, Texas, and in South Florida. The decline compared to last year was a result of lower margins on loan sales and capture rates due to competitive pressures resulting from the significant reduction in mortgage refinance activity during the first half of the year due to higher mortgage interest rates, as well as the start up nature of our operations in Arizona and Texas. The Company has decided to transition its mortgage operations in Arizona and Texas from the joint venture structure to its wholly owned financial services subsidiary.

    Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions, which operate in conjunction with our homebuilding divisions in Arizona, Texas, Colorado, the Carolinas, and Tampa and Southwestern Florida, was down 2% to $721,000. The lower level of income was primarily due to the decrease in business in Arizona and Texas as we transition our mortgage lending activities to our wholly owned financial services subsidiary.


    Earnings Conference Call

    A conference call to discuss the Company's 2004 second quarter earnings will be held at 10:00 am Eastern time tomorrow morning. The call will be broadcast live over the Internet and can be accessed through the Company's website at www.standardpacifichomes.com/investor/investors.asp. The call will also be accessible via telephone by dialing (800) 915-4836. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast. A replay of the conference call will also be available by dialing (800) 428-6051 (Code 364934).


    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 65,000 families during its 38-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.



    This news release contains forward-looking statements. These statements include but are not limited to statements regarding: the Company's outlook; demographic trends driving long-term demand; constraints on the supply of buildable land and ongoing industry consolidation; the Company's pursuit of growth initiatives; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company's three to four year lot supply; expected new community openings and active subdivisions; the Company's expected earnings, deliveries and revenues; the Company's expected SG&A rate; expected average home prices; the Company's expected homebuilding gross margin percentage; and expected joint venture income and deliveries. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors -- many of which are out of our control and difficult to forecast -- that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the continued impact of terrorist activities and the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities; future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and other risks discussed in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2003. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.


    * For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the Selected Financial Data included herewith.



                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                              Three Months Ended       Six Months Ended
                                   June 30,                 June 30,
                               2004        2003       2004          2003
    Homebuilding:
      Revenues              $769,274    $515,197  $1,304,528     $914,930
      Cost of sales         (588,759)   (408,800) (1,002,582)    (730,707)
        Gross margin         180,515     106,397     301,946      184,223
      Selling, general
       and administrative
       expenses              (83,215)    (52,693)   (150,922)     (98,528)
      Income from
       unconsolidated
       joint ventures         11,410      13,899      27,659       22,127
      Interest expense        (2,047)     (1,831)     (3,612)      (3,487)
      Other income
       (expense)              (9,513)        312      (8,858)         627
        Homebuilding
         pretax income        97,150      66,084     166,213      104,962

    Financial Services:
      Revenues                 1,798       4,108       3,929        7,292
      Expenses                (2,638)     (2,117)     (5,202)      (4,151)
      Income from
       unconsolidated
       joint ventures            721         735       1,457        1,389
      Other income               158          68         205          103
        Financial services
         pretax income            39       2,794         389        4,633

    Income before taxes       97,189      68,878     166,602      109,595
    Provision for income
     taxes                   (37,193)    (26,915)    (64,215)     (42,843)
    Net Income               $59,996     $41,963    $102,387      $66,752

    Earnings Per Share:
        Basic                  $1.78       $1.30       $3.02        $2.07
        Diluted                $1.72       $1.26       $2.93        $2.01

    Weighted Average
     Common Shares
     Outstanding:
        Basic             33,781,442  32,341,042  33,860,745   32,254,469
        Diluted           34,898,194  33,347,970  34,993,203   33,188,967

    Cash dividends
     per share                 $0.08       $0.08       $0.16        $0.16



                             Selected Operating Data

                                Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                                2004        2003        2004         2003
    New homes delivered:
      Southern California        530         406         872          739
      Northern California        259         118         441          241
        Total California         789         524       1,313          980

      Florida                    463         533         856          846
      Arizona                    351         315         833          643
      Carolinas                  127         132         205          239
      Texas                      179         119         276          229
      Colorado                    95          74         167          111
        Consolidated total     2,004       1,697       3,650        3,048

      Unconsolidated joint
       ventures:
        Southern California        9          88          78          191
        Northern California       41          37          60           53
          Total
           unconsolidated
           joint ventures         50         125         138          244
      Total (including
       joint ventures)         2,054       1,822       3,788        3,292

    Average selling price
     of homes delivered:
      California (excluding
       joint ventures)      $634,000    $512,000    $613,000     $508,000
      Florida               $233,000    $185,000    $224,000     $183,000
      Arizona               $192,000    $185,000    $188,000     $179,000
      Carolinas             $148,000    $133,000    $142,000     $134,000
      Texas                 $235,000    $271,000    $243,000     $273,000
      Colorado              $309,000    $308,000    $297,000     $310,000
      Consolidated
       (excluding
       joint ventures)      $382,000    $293,000    $356,000     $294,000
      Unconsolidated
       joint ventures
       (California)         $655,000    $553,000    $624,000     $543,000
      Total (including
       joint ventures)      $389,000    $311,000    $366,000     $312,000

    Net new orders:
      Southern California        561         561       1,214        1,084
      Northern California        415         184         805          331
        Total California         976         745       2,019        1,415

      Florida                  1,055         760       1,970        1,473
      Arizona                    651         545       1,083          928
      Carolinas                  146         144         304          309
      Texas                      177         128         335          246
      Colorado                   141          82         272          170
        Consolidated total     3,146       2,404       5,983        4,541

      Unconsolidated joint
       ventures:
        Southern California        3         105          14          216
        Northern California       66          74         108          119
          Total
           unconsolidated
           joint ventures         69         179         122          335
      Total (including
       joint ventures)         3,215       2,583       6,105        4,876

    Average number of
     selling communities
     during the period:
      Southern California         22          21          23           22
      Northern California         22          14          23           14
        Total California          44          35          46           36
      Florida                     49          32          47           30
      Arizona                     15          23          18           23
      Carolinas                   11          10          11            9
      Texas                       21          18          20           20
      Colorado                    13          12          12           12
        Consolidated total       153         130         154          130

      Unconsolidated joint
       ventures:
        Southern California        1           4           1            5
        Northern California        3           5           3            4
          Total
           unconsolidated
           joint ventures          4           9           4            9
      Total (including
       joint ventures)           157         139         158          139



                       Selected Operating Data (continued)

                                                            At June 30,
    Backlog (in homes):                                 2004         2003
      Southern California                               1,226        1,201
      Northern California                                 847          247
        Total California                                2,073        1,448

      Florida                                           2,844        1,661
      Arizona                                           1,002          852
      Carolinas                                           164          151
      Texas                                               243          163
      Colorado                                            276          147
        Consolidated total                              6,602        4,422

      Unconsolidated joint ventures:
        Southern California                                19          249
        Northern California                               131          109
          Total unconsolidated joint ventures             150          358
      Total (including joint ventures)                  6,752        4,780

    Backlog (estimated dollar value in thousands):
      Consolidated total                           $2,329,277   $1,333,850
      Unconsolidated joint ventures (California)       95,337      183,374
        Total (including joint ventures)           $2,424,614   $1,517,224

    Building sites owned or controlled:
      Southern California                              12,304        9,810
      Northern California                               4,907        3,532
        Total California                               17,211       13,342

      Florida                                          14,876       10,216
      Arizona                                           7,479        4,671
      Carolinas                                         4,062        3,300
      Texas                                             3,090        2,758
      Colorado                                          1,712        1,681
        Total (including joint ventures)               48,430       35,968

      Total building sites owned                       26,022       17,458
      Total building sites optioned                    15,365       12,267
      Total joint venture lots                          7,043        6,243
        Total (including joint ventures)               48,430       35,968

    Completed and unsold homes                            100          145

    Homes under construction                            5,932        4,237



                             Selected Financial Data

                                                    Three Months Ended
                                                        June 30,
                                                 2004             2003
                                                 (Dollars in thousands)
    Net income                                  $59,996          $41,963
    Net cash provided by (used in)
     operating activities                       $(5,453)        $(63,742)
    Net cash provided by (used in)
     investing activities                       $18,001           $8,648
    Net cash provided by (used in)
     financing activities                     $(230,723)        $131,986
    Adjusted Homebuilding EBITDA (1)           $113,149          $80,252
    Homebuilding SG&A as a percentage
     of homebuilding revenues                     10.8%            10.2%
    Homebuilding interest incurred              $21,919          $18,864
    Homebuilding interest capitalized
     to inventories owned                       $19,872          $17,033
    Ratio of LTM Adjusted Homebuilding
     EBITDA to homebuilding
     interest incurred                             5.6x             4.2x


    (1) Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes,
        (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) material noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) amortization of stock-based compensation, (g) income from unconsolidated joint ventures and (h) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is a non-GAAP financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States. The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted Homebuilding EBITDA:


                                                    Three Months Ended
                                                         June 30,
                                                  2004             2003
                                                  (Dollars in thousands)
    Net cash provided by (used in)
     operating activities                       $(5,453)        $(63,742)
    Add:
      Income taxes                               37,193           26,915
      Homebuilding interest expense               2,047            1,831
      Expensing of previously capitalized
       interest included in cost of sales        12,718           14,590
    Less:
      Income (loss) from financial services
       subsidiary                                  (840)           1,991
      Depreciation and amortization from
       financial services
        Subsidiary                                  114               79
    Loss on extinguishment of debt               10,154               --
    Net changes in operating assets and
     liabilities:
      Mortgages, other notes and receivables     18,620           (1,037)
      Inventories-owned                          40,394          119,988
      Inventories-not owned                      27,056           (1,811)
      Deferred income taxes                       2,878            1,273
      Other assets                               14,465            2,110
      Accounts payable                           10,486           (5,643)
      Accrued liabilities                       (38,257)         (22,506)
      Liabilities from inventories not owned        430           10,354

    Adjusted Homebuilding EBITDA               $113,149          $80,252



                       Selected Financial Data (continued)

                                                   Three Months Ended
                                                        June 30,
                                                  2004             2003
                                                 (Dollars in thousands)
    Net income                                  $59,996          $41,963
    Add:
      Cash distributions of income from
       unconsolidated joint ventures             10,013           10,788
      Income taxes                               37,193           26,915
      Homebuilding interest expense               2,047            1,831
      Expensing of previously capitalized
       interest included in cost of sales        12,718           14,590
      Homebuilding depreciation and
       amortization                                 872              790
      Amortization of stock-based compensation    1,601               --
    Less:
      Income from unconsolidated joint
       ventures                                  12,131           14,634
      Income (loss) from financial
       services subsidiary                         (840)           1,991

    Adjusted Homebuilding EBITDA               $113,149          $80,252



                                Balance Sheet Data
                 (Dollars in thousands, except per share amounts)

                                                       At June 30,
                                                  2004             2003
    Stockholders' equity per share               $33.21           $25.88
    Ratio of total debt to total
     book capitalization (1)                      51.5%            54.5%
    Ratio of adjusted net homebuilding
     debt to total book capitalization (2)        49.8%            50.4%
    Ratio of total debt to LTM adjusted
     homebuilding EBITDA (1)                       2.5x             3.7x
    Ratio of adjusted net homebuilding debt
     to LTM adjusted homebuilding EBITDA (2)       2.4x             3.2x
    Homebuilding interest capitalized in
     inventories owned                          $55,004          $39,129
    Homebuilding interest capitalized as a
     percentage of inventories owned               2.7%             2.5%


    (1) Total debt at June 30, 2004 and 2003 includes $45.3 million and
        $69.3 million, respectively, of indebtedness of the Company's financial services subsidiary and $25.9 million and $1.7 million, respectively, of indebtedness included in liabilities from inventories not owned.

    (2) Adjusted net homebuilding debt reflects the offset of $7.2 million and $79.3 million in cash and equivalents at June 30, 2004 and 2003, respectively, against homebuilding debt of $1,114.6 million and $936.2 million, respectively. Adjusted net homebuilding debt at June 30, 2004 and 2003 is further adjusted to exclude $45.3 million and $69.3 million, respectively, of indebtedness of the Company's financial services subsidiary and $25.9 million and $1.7 million, respectively, of indebtedness included in liabilities from inventories not owned. We believe that the adjusted net homebuilding debt to total book capitalization and net adjusted homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently.



                     STANDARD PACIFIC CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                              (Dollars in thousands)

                                                June 30,       December 31,
                                                 2004             2003
                                              (Unaudited)
                        ASSETS

    Homebuilding:
      Cash and equivalents                      $12,209         $159,654
      Mortgage notes receivable and
       accrued interest                           4,501            7,171
      Other notes and receivables                34,418           37,721
      Inventories:
        Owned                                 2,059,447        1,760,567
        Not owned                               243,439          128,453
      Investments in and advances to
       unconsolidated joint ventures            164,440          164,649
      Property and equipment, net                 7,496            7,343
      Deferred income taxes                      28,454           26,361
      Other assets                               36,169           17,291
      Goodwill                                   75,639           73,558
                                              2,666,212        2,382,768

    Financial Services:
      Cash and equivalents                        6,958           10,829
      Mortgage loans held for sale               53,436           64,043
      Other assets                                1,997            3,063
                                                 62,391           77,935
        Total Assets                         $2,728,603       $2,460,703


       LIABILITIES AND STOCKHOLDERS' EQUITY

    Homebuilding:
      Accounts payable                          $68,428          $77,837
      Accrued liabilities                       216,095          203,138
      Liabilities from inventories not owned     29,743           19,615
      Revolving credit facility                  51,500               --
      Trust deed and other notes payable         40,108           24,232
      Senior notes payable                      874,028          823,001
      Senior subordinated notes payable         148,980          148,936
                                              1,428,882        1,296,759

    Financial Services:
      Accounts payable and other liabilities      1,481            1,694
      Mortgage credit facilities                 45,259           59,317
                                                 46,740           61,011
        Total Liabilities                     1,475,622        1,357,770

    Minority Interests                          137,192           69,732

    Stockholders' Equity:
      Preferred stock, $0.01 par value;
       10,000,000 shares authorized;
       none issued                                   --               --
      Common stock, $0.01 par value;
       100,000,000 shares authorized;
       33,598,010 and 33,862,218 shares
       outstanding, respectively                    336              339
      Additional paid-in capital                420,795          435,164
      Retained earnings                         694,658          597,698
      Total Stockholders' Equity              1,115,789        1,033,201
        Total Liabilities and
         Stockholders' Equity                $2,728,603       $2,460,703




SOURCE  Standard Pacific Corp.
    -0-                             07/28/2004
    /CONTACT: Andrew H. Parnes, Executive Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site: http://www.standardpacifichomes.com/investor/investors.asp / /Web site: http://www.standardpacifichomes.com /
    (SPF)

CO:  Standard Pacific Corp.
ST:  California
IN:  RLT FIN CST
SU:  ERN CCA